EXHIBIT 23.1


Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 6, 2010 with respect to the financial statements of Credex Corporation for the period from inception, September 2, 2005, through December 31, 2009 included herein and to the reference to our firm under the heading of "Experts" in the registration statement.


/s/ Moss, Krusick & Associates, LLC


Winter Park, Florida
November 25, 2010